Exhibit 99.1

ZYNGA ANNOUNCES FOURTH QUARTER 2016 AND 2016 FINANCIAL RESULTS

Delivered Results Above Guidance Range With $190.5M in Revenue and $201.5M in Bookings

Generated Operating Cash Flow of $60M in 2016

SAN FRANCISCO – February 9, 2017 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the fourth quarter and full year ended December 31, 2016. In addition to today’s press release, a copy of our Q4 2016 Quarterly Earnings Letter, which outlines our Q4 and full year 2016 financial results and business outlook, is available on our website at http://investor.zynga.com. Zynga management will host a live Q&A session at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to discuss Zynga’s Q4 and full year 2016 performance.

“We had a strong Q4 and made significant progress this year in our turnaround and we’re encouraged by the fundamentals of our business as we head into 2017. We’re pleased with the performance of our live services and the quality of our new releases as we improved profitability and continued to sharpen our operating model,” said Frank Gibeau, CEO of Zynga. “We rallied around our company mission to connect the world through games and create the highest quality social experiences for our players. Our renewed commitment to our live operations is paying off with Zynga Poker and Words With Friends delivering outstanding revenue and bookings. We improved our quality and predictability, launching all games in our 2016 slate including two new NaturalMotion titles – CSR2 and Dawn of Titans – which we expect to be long term mobile franchises for us.”

“In Q4 we delivered another strong quarter with GAAP revenues of $190.5 million, above the high end of our guidance range, up 3% year-over-year and GAAP Net Loss was $35.4 million, below our guidance range but an improvement of 31% year-over-year. Our topline performance was driven by better than expected mobile bookings from Zynga Poker and CSR2 offset by correspondingly higher revenue deferrals. GAAP operating expenses were $162.4 million, down 8.5% year-over-year. Non-GAAP operating expenses were $126.3 million, down 3.1% year-over-year and in line with our expectations resulting in higher operating leverage in the quarter. Our Adjusted EBITDA, which includes the change in deferred revenue, was $10.6 million, $1.4 million below our guidance range, due to the negative impact of higher revenue deferrals. Overall, our strong business performance delivered operating cash flow of $27.7 million, up $24.3 million year-over-year,” said Ger Griffin, CFO of Zynga.

Fourth Quarter 2016 Financial Highlights

•	GAAP Revenue of $190.5 million; above the high end of the guidance range, up 3% year-over-year and up 4% sequentially
•	GAAP Operating Expenses of $162.4 million, down 9% year-over-year and down 2% sequentially
•	GAAP Net Loss of $35.4 million, below our guidance range but an improvement of $15.8 million or 31% year-over-year, and $6.3 million or 15% sequentially
•	Deferred revenue increased by $11.0 million; $6 million above our guidance
•	Bookings of $201.5 million; above the high end of the guidance range, up 11% year-over-year and up 2% sequentially
•	Non-GAAP operating expenses of $126.3 million were in line with our expectations; down 3% year-over-year and flat sequentially, driven by lower sales and marketing spend
•	Adjusted EBITDA, which includes the impact of changes in deferred revenue, of $10.6 million; below our guidance range primarily due to the platform fees associated with the higher revenue deferrals
•	Operating cash flow of $27.7 million, up $24.3 million year-over-year and up $6.7 million sequentially

2016 Annual Financial Highlights

•	GAAP Revenue of $741.4 million, down $23.3 million or 3% year-over-year
•	GAAP Net Loss of $108.2 million, an improvement of $13.3 million or 11% year-over-year
•	Deferred revenues increased $13.1 million compared to a release of $64.8 million in 2015 representing a $77.9 million swing year-over-year
•	Bookings of $754.5 million, up $54.6 million or 8% year-over-year

•

Adjusted EBITDA, which includes the impact of changes in deferred revenue, was $48.8 million, down $33.0 million or 40% year-over-year with strong operational performance in 2016 more than offset by the swing in deferred revenue year-over-year

•	Operating cash flow of $60.0 million, a $104.5 million increase compared to 2015 and our best performance since 2012

Mobile Highlights

•	Mobile revenue of $154.7 million or 81% of overall revenue; up 20% year-over-year and up 6% sequentially
•	Mobile bookings of $167.1 million or 83% of overall bookings; up 25% year-over-year and up 3% sequentially
•	Average Mobile Daily Active Users (mobile DAUs) of 16 million; up 5% year-over-year and flat sequentially
•	Apple and Google continue to be our two largest platform partners for online game bookings

	Three Months Ended			Twelve Months Ended
(in thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP Results
Revenue	$190,540	$182,424	$185,769	$741,420	$764,717
Net income (loss)	$(35,432)	$(41,737)	$(51,198)	$(108,173)	$(121,510)
Diluted net income (loss) per share	$(0.04)	$(0.05)	$(0.06)	$(0.12)	$(0.13)

Non-GAAP Results
Bookings	$201,532	$196,723	$182,104	$754,533	$699,955
Adjusted EBITDA(1)	$10,584	$3,580	$5,321	$48,846	$81,889

(1)

In compliance with SEC Compliance and Disclosure Interpretations released May 17, 2016, Zynga's methodology for computing Adjusted EBITDA includes the change in deferred revenue.  This methodology has been applied also for prior periods reported in this release previously reported without inclusion of deferred revenue.

Player Metrics (users and payers in millions)

	Three Months Ended
	December 31,	September 30,	December 31,	Q4'16	Q4'16
	2016	2016	2015	Q/Q	Y/Y
Average daily active users (DAUs)	18	18	18	(1)%	1%
Average mobile DAUs	16	16	15	0%	5%
Average web DAUs	2	2	3	(4)%	(18)%

Average monthly active user (MAUs)	63	66	68	(4)%	(7)%
Average mobile MAUs	53	56	55	(5)%	(5)%
Average web MAUs	10	10	13	2%	(18)%

Average daily bookings per average DAU (ABPU)	$0.120	$0.116	$0.110	3%	9%
Average monthly unique users (MUUs)(1)	56	57	48	(1)%	16%
Average monthly unique payers (MUPs)(1)	1.2	1.3	0.8	(6)%	50%
Payer conversion(1)	2.2%	2.3%	1.7%	(5)%	29%

(1)

MUUs, MUPs and payer conversion exclude certain games as our systems are unable to distinguish whether a player of these games is also a player of other Zynga games. We exclude players of these games to avoid potential duplication. For the third and fourth quarters of 2016, Vegas Diamond Slots and Daily Celebrity Crossword are excluded from MUUs, MUPs, and payer conversion. For the fourth quarter of 2015, CSR Racing, CSR Classics and Clumsy Ninja are excluded from MUUs, MUPs and payer conversion.

Fourth Quarter 2016 Financial Summary

•

Revenue: Revenue was $191 million for the fourth quarter of 2016, an increase of 4% compared to the third quarter of 2016 and an increase of 3% compared to the fourth quarter of 2015. Online game revenue was $140 million, an increase of 4% compared to the third quarter of 2016 and an increase of 8% compared to the fourth quarter of 2015. Advertising and other revenue was $51 million, an increase of 5% compared to the third quarter of 2016 and a decrease of 11% compared to the fourth quarter of 2015. Zynga Poker, Hit It Rich! Slots and Wizard of Oz Slots accounted for 20%, 11% and 10% of online game revenue, respectively, for the fourth quarter of 2016 while Zynga Poker, FarmVille 2, Hit It Rich! Slots and Wizard of Oz Slots, accounted for 18%, 17%, 17% and 15%, respectively, for the fourth quarter of 2015.

•	Change in deferred revenue: The change in deferred revenue was $11 million from the third quarter of 2016 to the fourth quarter of 2016.
•

Bookings: Bookings were $202 million for the fourth quarter of 2016, an increase of 2% compared to the third quarter of 2016 and an increase of 11% compared to the fourth quarter of 2015. The quarter-over-quarter increase in bookings was primarily due to higher bookings from Zynga Poker mobile and FarmVille: Tropic Escape and the launch of Dawn of Titans in December 2016.

•

Net income (loss): Net loss was ($35) million for the fourth quarter of 2016, compared to net loss of ($42) million for the third quarter of 2016 and net loss of ($51) million for the fourth quarter of 2015. The quarter-over-quarter change in net loss was primarily due to $21 million of impairment on intangible assets recorded in the third quarter of 2016.

•

Adjusted EBITDA: Adjusted EBITDA, which includes the impact of changes in deferred revenue, was $11 million for the fourth quarter of 2016, compared to $4 million in the third quarter of 2016 and $5 million for the fourth quarter of 2015. The quarter-over-quarter change in Adjusted EBITDA was due to higher revenue and lower marketing spend, offset by an increase in headcount-related expenses and an increase in mobile payment processing fees.

•

Net income (loss) per share: Diluted net income (loss) per share was ($0.04) for the fourth quarter of 2016, compared to ($0.05) for the third quarter of 2016 and $(0.06) for the fourth quarter of 2015.

•

Cash and cash flow: As of December 31, 2016, cash, cash equivalents and marketable securities were approximately $852 million, compared to $987 million as of December 31, 2015. In the fourth quarter of 2016, we repurchased 12 million shares of our Class A common stock at a weighted average price of $2.76 per share for a total of $34 million. Cash flow from operations was $28 million for the fourth quarter of 2016, compared to $21 million for the third quarter of 2016 and $3 million for the fourth quarter of 2015. Free cash flow was $24 million for the fourth quarter of 2016 compared to $18 million for the third quarter of 2016 and $3 million for the fourth quarter of 2015.

2016 Annual Financial Summary

•

Revenue: Revenue was $741 million in 2016, a decrease of 3% on a year-over-year basis. Online game revenue was $547 million, a decrease of 7% on a year-over-year basis. Advertising and other revenue was $194 million, an increase of 12% on a year-over-year basis.

•	Change in deferred revenue: The change in deferred revenue was $13 million from 2015 to 2016.
•

Bookings: Bookings were $755 million in 2016, an increase of 8% on a year-over-year basis. The year-over-year increase in bookings was primarily due to the bookings contribution from new game launches in 2016 (namely CSR Racing 2, Black Diamond Casino and Willy Wonka and the Chocolate Factory Slots) in addition to strong performance from Words With Friends.

•

Net income (loss): Net loss was ($108) million in 2016, which included $107 million of stock-based expense and $21 million of impairment on intangible assets, compared to net loss of ($122) million in 2015.

•

Adjusted EBITDA: Adjusted EBITDA, which includes the impact of changes in deferred revenue, was $49 million in 2016 compared to $82 million in 2015, a decrease of 40% year-over-year, primarily due to an increase in mobile payment processing fees and higher marketing spend, offset by a lower third party hosting costs due to our data center migration and lower third party consulting costs.

•	Net income (loss) per share: Diluted net loss per share was ($0.12) for 2016, compared to diluted net loss per share of ($0.13) for 2015.
•

Cash and cash flow: As of December 31, 2016, cash, cash equivalents and marketable securities were approximately $852 million, compared to $987 million as of December 31, 2015. In the first quarter of 2016, we repurchased 42 million shares of our Class A common stock at a weighted average price of $2.40 for a total of $102 million. In the fourth quarter of 2016, we repurchased 12 million shares of our Class A common stock at a weighted average price of $2.76 per share for a total of $34 million. Cash flow from operations was $60 million for 2016, compared to ($44) million for 2015. Free cash flow was $50 million for 2016 compared to ($51) million for 2015.

First Quarter Outlook

Zynga’s outlook for the first quarter of 2017 is as follows:

GAAP:

•	Revenue is projected to be $185 million
•	Net loss is projected to be ($16) million
•	Net loss per share is projected to be ($0.02) based on a projected share count of approximately 881 million shares
•	The change in deferred revenue is projected to be $5 million

Non-GAAP:

•	Bookings are projected to be $190 million
•	Adjusted EBITDA, which includes in the impact of the changes in deferred revenue, is projected to be $14 million

In addition to today’s press release, a copy of our Q4 2016 Quarterly Earnings Letter, which outlines our Q4 2016 financial results and business outlook, is available on our website at http://investor.zynga.com.

Conference Call Details

Zynga management will also host a live Q&A session at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on February 9 to discuss the Company's fourth quarter and full year 2016 performance. Questions may be asked on the call, and the Company will respond to as many questions as possible.

The live Q&A session can be accessed at http://investor.zynga.com- a replay of which will be available through the website after the call - or via the below conference dial-in number:

Toll-Free Dial-In Number: (800) 537-0745
International Dial-In Number: (253) 237-1142
Conference ID: 52592710

About Zynga Inc.

Since its founding in 2007, Zynga's mission has been to connect the world through games. To date, more than 1 billion people have played Zynga's games across web and mobile, including FarmVille, Zynga Poker, Words With Friends, Hit it Rich! Slots and CSR Racing. Zynga's games are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, California, and has additional offices in the U.S., Canada, U.K., Ireland, Finland and India. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Key Operating and Financial Metrics

Operating Metrics.  We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU, each of which is recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking of user account activity. We also use third party network logins to help us track whether a player logged under two or more different user accounts is the same individual. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and, when filed, our Annual Report on Form 10-K for the year ended December 31, 2016, for our definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU”.

Financial Metrics.  We regularly review a number of key financial metrics, including the following metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.

Bookings. Bookings is a non-GAAP financial measure that is equal to revenue recognized during the period plus the change in deferred revenue during the period. We record the sale of virtual goods as deferred revenue and then recognize that revenue over the estimated average life of the purchased virtual goods or as the virtual goods are consumed. Advertising sales, which consist of certain branded virtual goods and sponsorships, are also deferred and recognized over the estimated average life of the branded virtual good, similar to online game revenue. Bookings, as opposed to revenue, is the fundamental top-line metric we use to manage our business, as we believe it is a useful indicator of the sales activity in a given period. Over the long term, the factors impacting our bookings and revenue are the same. However, in the short term, there are factors that may cause revenue to exceed or be less than bookings in any period.

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted for provision for (benefit from) income taxes; other income (expense), net; interest income; gain (loss) from significant legal settlements; restructuring expense, net; depreciation and amortization; impairment of intangible assets; stock-based expense; contingent consideration fair value adjustments; and acquisition-related transaction expenses. Zynga’s methodology for computing Adjusted EBITDA includes the impact of the changes in deferred revenue.

Forward Looking Statements

This press release contains forward-looking statements, including those statements relating to our outlook for the first quarter of 2017 under the heading “First Quarter Outlook” and statements relating to, among other things: our progress in our turnaround, our ability to grow our live services and create forever franchises, our ability to sharpen our operating model and deliver product, financial and operating performance, and our expectations with respect to new products and features.

Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance.  Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof.  We assume no obligation to update such statements.

More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’'s web site at www.sec.gov.

In addition, the preliminary financial results set forth in this release are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Annual Report on Form 10-K for the year ended December 31, 2016. We assume no obligation and do not intend to update these estimates prior to filing our Annual Report on Form 10-K for the year ended December 31, 2016.

Non-GAAP Financial Measures

We have provided in this press release certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures in the tables below.

Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release with our GAAP financial statements. Some limitations of our non-GAAP financial measures include:

•	Adjusted EBITDA does not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;
•

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of durable virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense and does not include other income (expense) net, which includes foreign exchange gains and losses and interest income;
•

Adjusted EBITDA excludes depreciation and amortization of intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•

Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures and acquisitions, and removing the excess income tax benefits or costs associated with stock-based awards.

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$852,467	$742,217
Marketable securities	—	245,033
Accounts receivable	77,260	79,610
Income tax receivable	296	5,233
Restricted cash	6,199	209
Other current assets	29,254	39,988
Total current assets	965,476	1,112,290

Goodwill	613,335	657,671
Other intangible assets, net	25,430	64,016
Property and equipment, net	269,439	273,221
Restricted cash	3,050	986
Other long-term assets	29,119	16,446
Total assets	$1,905,849	$2,124,630

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$23,999	$29,676
Income tax payable	1,889	—
Other current liabilities	75,754	77,691
Deferred revenue	141,998	128,839
Total current liabilities	243,640	236,206
Deferred revenue	158	204
Deferred tax liabilities	5,791	6,026
Other non-current liabilities	75,596	95,293
Total liabilities	325,185	337,729

Stockholders’ equity:
Common stock and additional paid in capital	3,349,714	3,234,551
Treasury stock	—	(98,942)
Accumulated other comprehensive income (loss)	(128,694)	(52,388)
Accumulated deficit	(1,640,356)	(1,296,320)
Total stockholders’ equity	1,580,664	1,786,901
Total liabilities and stockholders’ equity	$1,905,849	$2,124,630

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenue:
Online game	$140,157	$134,254	$129,463	$547,291	$590,755
Advertising and other	50,383	48,170	56,306	194,129	173,962
Total revenue	190,540	182,424	185,769	741,420	764,717
Costs and expenses:
Cost of revenue	62,629	62,675	63,397	238,546	235,985
Research and development	92,417	73,913	85,099	320,300	361,931
Sales and marketing	46,860	49,802	53,066	183,637	169,573
General and administrative	23,095	21,656	39,333	92,509	143,284
Impairment of intangible assets	—	20,677	—	20,677	—
Total costs and expenses	225,001	228,723	240,895	855,669	910,773
Income (loss) from operations	(34,461)	(46,299)	(55,126)	(114,249)	(146,056)
Interest income	791	800	603	3,057	2,568
Other income (expense), net	1,476	980	1,463	6,461	13,306
Income (loss) before income taxes	(32,194)	(44,519)	(53,060)	(104,731)	(130,182)
Provision for (benefit from) income taxes	3,238	(2,782)	(1,862)	3,442	(8,672)
Net income (loss)	$(35,432)	$(41,737)	$(51,198)	$(108,173)	$(121,510)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.04)	$(0.05)	$(0.06)	$(0.12)	$(0.13)
Diluted	$(0.04)	$(0.05)	$(0.06)	$(0.12)	$(0.13)

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	888,272	882,408	922,540	878,827	913,511
Diluted	888,272	882,408	922,540	878,827	913,511

Stock-based expense included in the above line items
Cost of revenue	$895	$1,049	$1,712	$3,720	$4,547
Research and development	21,158	18,662	24,063	84,236	94,548
Sales and marketing	1,516	1,541	2,320	7,254	7,501
General and administrative	2,910	3,223	3,677	12,251	24,979
Total stock-based expense	$26,479	$24,475	$31,772	$107,461	$131,575

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Operating activities:
Net income (loss)	$(35,432)	$(41,737)	$(51,198)	$(108,173)	$(121,510)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,612	10,511	11,966	41,770	54,315
Stock-based expense	26,479	24,475	31,772	107,461	131,575
(Gain) loss from sales of investments, assets and other, net	(134)	(82)	725	26	(5,558)
Tax benefits (costs) from stock-based awards	—	—	899	—	989
Excess tax benefits (costs) from stock-based awards	—	—	(899)	—	(989)
Accretion and amortization on marketable securities	1	11	770	323	5,711
Deferred income taxes	746	(4,304)	(3,542)	(1,988)	(12,693)
Impairment of intangible assets	—	20,677	—	20,677	—
Changes in operating assets and liabilities:
Accounts receivable, net	(4,909)	(5,793)	7,604	3,834	10,148
Income tax receivable	714	939	(217)	2,425	(1,929)
Other assets	(2,407)	1,923	(4,307)	(4,926)	(16,167)
Accounts payable	6,558	4,145	(1,292)	(3,613)	10,934
Deferred revenue	10,992	14,299	(3,665)	13,113	(64,762)
Income tax payable	1,889	—	—	1,889	—
Other liabilities	13,634	(4,032)	14,849	(12,802)	(34,511)
Net cash provided by (used in) operating activities	27,743	21,032	3,465	60,016	(44,447)

Investing activities:
Purchases of marketable securities	—	—	—	—	(101,091)
Sales and maturities of marketable securities	4,500	35,535	165,181	244,837	867,198
Acquisition of property and equipment	(3,692)	(2,674)	(985)	(10,313)	(7,832)
Business acquisitions, net of cash acquired	—	(19,410)	—	(33,630)	(20,023)
Proceeds from sale of property and equipment	174	1,458	64	3,209	814
Proceeds from sale of equity method investment	—	—	—	—	10,507
Net cash provided by (used in) investing activities	982	14,909	164,260	204,103	749,573

Financing activities:
Taxes paid related to net share settlement of equity awards	(1,259)	(498)	(1,036)	(3,422)	(2,902)
Repurchases of common stock	(30,204)	—	(88,409)	(142,596)	(88,409)
Proceeds from employee stock purchase plan and exercise of stock options	351	2,685	275	5,921	7,567
Excess tax benefits (costs) from stock-based awards	—	—	899	—	989
Acquisition-related contingent consideration payment	(10,230)	—	—	(10,230)	(10,790)
Net cash provided by (used in) financing activities	(41,342)	2,187	(88,271)	(150,327)	(93,545)

Effect of exchange rate changes on cash and cash equivalents	(1,235)	(197)	(257)	(3,542)	(667)

Net increase (decrease) in cash and cash equivalents	(13,852)	37,931	79,197	110,250	610,914
Cash and cash equivalents, beginning of period	866,319	828,388	663,020	742,217	131,303
Cash and cash equivalents, end of period	$852,467	$866,319	$742,217	$852,467	$742,217

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Reconciliation of Revenue to Bookings
Revenue	$190,540	$182,424	$185,769	$741,420	$764,717
Change in deferred revenue	10,992	14,299	(3,665)	13,113	(64,762)
Bookings	$201,532	$196,723	$182,104	$754,533	$699,955

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(35,432)	$(41,737)	$(51,198)	$(108,173)	$(121,510)
Provision for (benefit from) income taxes	3,238	(2,782)	(1,862)	3,442	(8,672)
Other income (expense), net	(1,476)	(980)	(1,463)	(6,461)	(13,306)
Interest income	(791)	(800)	(603)	(3,057)	(2,568)
Restructuring expense, net	(191)	(49)	19,748	1,938	36,480
Depreciation and amortization	9,612	10,511	11,966	41,770	54,315
Acquisition-related transaction expenses	—	75	249	274	1,144
Contingent consideration fair value adjustment	9,145	(5,810)	(3,288)	(9,025)	6,112
Gain (loss) on legal settlements	—	—	—	—	(1,681)
Impairment of intangible assets	—	20,677	—	20,677	—
Stock-based expense	26,479	24,475	31,772	107,461	131,575
Adjusted EBITDA	$10,584	$3,580	$5,321	$48,846	$81,889

Reconciliation of Cash provided by operating activities to free cash flow
Net cash provided by (used in) operating activities	27,743	21,032	3,465	60,016	(44,447)
Acquisition of property and equipment	(3,692)	(2,674)	(985)	(10,313)	(7,832)
Excess tax benefits (costs) from stock-based awards	—	—	899	—	989
Free cash flow	$24,051	$18,358	$3,379	$49,703	$(51,290)

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FIRST QUARTER 2017 OUTLOOK

(In thousands, except per share data, unaudited)

First Quarter 2017
Reconciliation of Revenue to Bookings
Revenue	$185,000
Change in deferred revenue	5,000
Bookings	$190,000

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(16,000)
Provision for (benefit from) income taxes	3,500
Other income (expense), net	(1,500)
Interest income	(1,000)
Depreciation and amortization	8,000
Stock-based expense	21,000
Adjusted EBITDA	$14,000

GAAP diluted shares	881,000
Net income (loss) per share	$(0.02)

CONTACTS

Rebecca Lau
investorrelations@zynga.com

Stephanie Hess

Vice President of Communications

shess@zynga.com